STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Solarflex Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Solarflex Corp. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FIRST" and "FOURTH" so that, as amended, said Articles shall be and read as follows:

"FIRST: The name of the Corporation is: KinerjaPay Corp."

"FOURTH: The Corporation shall be authorized to issue five hundred and ten million (510,000,000) shares of capital stock, of which five hundred million (500,000,000) shares shall be shares of common stock, par value $0.0001 per share ("Common Stock") and ten million (10,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series ("Preferred Stock"). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the Delaware General Corporation Law; and the 139,610,386 shares of Common Stock that are issued and outstanding shall be subject to a reverse stock split of one-for-thirty (1:30) basis."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of common of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 15th day of January 2016.

By: /s/ Sergei Rogov
Name: Sergei Rogov
Title: Chief Executive Officer, Chief Financial Officer and Director

By: /s/: Edwin Witarsa Ng
Name: Edwin Witarsa Ng
Title: Chairman